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Commission File No.: 001-31403

On May 2, 2014, Pepco Holdings, Inc. (PHI) posted a video of a Q&A session held with PHI President, CEO and Chairman, Joseph M. Rigby, and Exelon Corporation President and CEO, Christopher M. Crane, moderated by PHI Vice President Corporate Communications, Laura L. Monica, to its intranet site. The following is the transcript of the video.

Joseph Rigby: Welcome Chris Crane.

Christopher Crane: Glad to be here. A little wet, came in the wrong door, started off on the right foot, but glad to be here.

Joseph Rigby: Now Chris, I’ve got some questions for you.

Christopher Crane: We’ve been answering them all day, Joe.

Joseph Rigby: Okay, fire when ready.

Laura Monica: All right, fire when ready. Well first, good afternoon. I’m Laura Monica, Vice President of Corporate Communications for Pepco Holdings and it is absolutely our pleasure today to be having this conversation with Chris Crane, president and CEO of Exelon, and Joe Rigby, president, CEO and chairman of Pepco Holdings.

We know given the announcement earlier today that many of you have questions and a number of themes emerged from the meetings this morning. Our hope is to answer some of those questions today. And I do want to mention that we only have about 30 minutes. So instead of taking questions from the audience, we took the themes that we received back this morning and we kind of framed those into the questions. And so, to get things going, are you all set, gentlemen?

Christopher Crane: We’re good, good to go.

Laura Monica: All right, very good. Well Joe, maybe we’ll start off with you. Maybe you could just share with us why this combination makes sense for Pepco and our various stakeholders.

Joseph Rigby: Sure. But before I do that, I want to – a couple of quick comments. One, I want to thank Chris and his team. A couple of them are here. Could you stand up? And who have been enormously helpful in this process and they’re just two of the many, many people that have been behind this. The second thing I want to say is a thank-you to you. And I want to come back and maybe touch on that because I’ve seen some of the questions.

But it’s very important for you to know from me how much I’ve appreciated being your leader and you’re going to be stuck with me for a while longer. Thanks for holding the applause. I appreciate that. It’s a little embarrassing in front of the new guy here. But you know, we’ve made an enormous amount of progress. And I guess maybe that’s where I would start is that the journey we have been on, as I kind of reflect back on the last five years, we made some very important strategic decisions.

We decided that as much as we like the generation business, we couldn’t be in the generation business. We didn’t have the scale. We didn’t have the scale of an Exelon. We felt that we couldn’t be in the retail supply business because we didn’t have the scale. We didn’t have the scale of an Exelon. We knew that we had not just an opportunity but an obligation to continue to improve reliability and customer service and we set upon doing that and you made that happen.

So as things unfolded, and recognizing that there is consolidation in the industry, a lot of the improvements that we made I think naturally made us attractive. As I thought about this and as the board deliberated on it, it got back to I’ll say an alignment of some very important parameters. At first, at the top of that list is kind of a view of the business and we share much of that same view. The strategic fit of thinking about going from Philadelphia all the way down to D.C., and just how that scale builds, just as a side light. Just think about the – just think about the mutual assistance crews that are now going to be available to us when we have – and we can help others.

But the last thing I would say as I got to know Chris’ team, and I’ve known Chris for about four or five years, and this is very important, is it kind of gets down to the people. It gets down to the culture. It gets down to the way you treat people, how you motivate people, how you value people. And what I’m most pleased as I think about my own transition is my transition’s going to end with you following the leadership of someone that I have a great admiration for.

I’ve known Chris for a good time. He’s funny. He’s smart. He’s strong. He’s a good man. And we’re going to be better off in the scale that we’re moving towards with a leader like Chris Crane. And for all those reasons, not the least of which this was a great opportunity for our customers and our investors, all those pieces fit together. And in many ways, this became a very obvious decision to make and one that I’m very excited about.

Laura Monica: Chris, maybe you can kind of give us some perspective on why Pepco and what strengths you see the companies combining.

Christopher Crane: Sure. We do believe in the utility space consolidation can help us not only create value for the shareholders but also have a stronger infrastructure for the customers. As we’ve built up Exelon, some of you may know and some may not, we’re a competitive integrated company. We’ve got a very large generation fleet, a growing natural gas business, upstream, midstream. We’re developing an LNG facility in Texas.

So we’re a pretty diversified company on that side. But on the wire side, you know, for a long time we were PECO and ComEd, a few states apart and we weren’t really getting the synergies out of the business. But as we brought BGE into the business and started sharing best practices resources, we’ve been able to improve reliability in the customer experience. We’ve also been able to improve the earnings streams.

So we like this scale in the utility business. And as Joe said, this is a natural. I mean, if you look at where we’re at with BGE and PECO and how this platform fits right in the middle of that, as Joe said, we’re contiguous. There’s a lot we can learn from Pepco and there’s things that we can share with Pepco and we like that model. You guys have really done a lot to improve the infrastructure over the last couple of years. We’re not coming in as any white knight. This is to come together as a family.

We think knowing Joe and I share the feelings that Joe has for me with him, he’s got the right operating culture. He’s got the right approach. I described him to his board as a salt of the Earth and apparently he’s getting gigged on that now. But it’s true. I mean, you’ve got the right culture here and we think it fits within the Exelon families and this geographic fit really is – it’s a natural.

Laura Monica: Great. Joe, a lot of questions came up this morning on how’d this happen, sort of what’s the history. How’d we get from here to there?

Joseph Rigby: You know, I was just thinking, you know, many of you know I have a place here in the city. I also have a place up in Northern Maryland which is in Delmarva. And it always killed me that I had to drive through that damn PG&E service territory. So then I thought, you know what, this maybe is maybe going to make a lot of sense because it’s all – it’s the same company. You got the joke. Okay, good.

Chris and I mentioned about consolidation. If you read the trade press, you see that that’s always out there. I think where I would start is I want to remind you that as we put our business plan together every year, that has to pass muster with the board. And it’s kind of a sense of, you know, is this the right plan. And part of that assessment is looking at strategic alternatives. So very routinely we go through this. It shouldn’t be a surprise to you that I get calls – I won’t say every week but with some level of routineness and people are poking around. Chris and I saw each other in December. You know, I think he was making a pass at me but …

Christopher Crane: I was.

Joseph Rigby: But we – you know, when I announced my retirement, he gave me a call and he said, you know, you know, this is something we’ve been thinking about. Would you be open to having the conversation? And my approach has always been that I think it’s very healthy to evaluate those types. I take those calls because, one, I think it’s healthy and I think it’s part of my job because we should always be open to the possibility of some other approach that creates value, not just for the shareholders but for all the key stakeholders.

And when we got together and Chris laid out kind of his thought process and his vision, it didn’t take me long to really understand what the possibilities were. I went back to the board, mentioned this to them. We’ll get into – there’ll be a whole time when we actually put the merger proxy out to kind of recount all of the processes, all of what took place. But there were – there were other parties that had expressed some interest and we went through a process. And as our teams talked back and forth, you know, the board and I got particularly excited about what this might all mean to us.

And when you look at that opportunity versus the standalone plan, there becomes a point here where you have to make an evaluation of maybe this is – maybe there’s some potential benefit greater than what the standalone plan can offer. Nothing wrong with the standalone plan. But you have to go through that evaluation. And as we thought about where the industry was going and I think going back to this notion of scale and having a much greater sense of muscle and capability around us, it became very, very compelling to us. And that’s what drove us to the decision.

Laura Monica: Chris – I know, Chris, that people would love to hear a bit about your vision, about, you know, how do you envision this combined company as it moves forward.

Christopher Crane: So the bigger picture vision for Exelon, we have a significant investment and dependence on the earnings from our nuclear portfolio. And those plants have a defined life. Some of them are a little bit more challenged with market prices, power prices being down.

But when I took over as the CEO of Exelon, we made it clear to the board and to our shareholders it’s not if we diversify. It’s when we diversify and how we diversify. It’s got to be around valued investments, truly value-creating investments. A couple of years ago we talked about in 2007-2008, you couldn’t create a platform like Exelon had with all of these nuclear plants and then you wake up when power prices go down and say how the heck did you ever get this platform with all these nuclear plants.

Laura Monica: Right.

Christopher Crane: So you know, what you like one day may come back and bite you the next. So we’ve been – we’ve been definitely on a path of looking forward and diversifying. And that was the Constellation merger/acquisition that we performed a couple of years ago that is now fully integrated. What I’d like to see, we have to keep our eyes open. The technology is changing in our sector faster than you can keep up with. There’s a lot of focus on distributed generation. People are talking about the utility of the past is dead. Central station generation is a thing of the past.

I think the demise of the utility model in central station generation is a little overstated. But there’s traction around it. What I want us to do is to continue to grow and develop a company that has a culture around operational rigor, safe, reliable products being delivered to our customers, that we’re making investments that make sense, we’re providing shareholder return. But we also understand the responsibility we have to the communities we serve. So that’s a lot about the culture here at Pepco that we like.

We’re going to continue to look at how we diversify the company. We do believe in the competitive model but not riding on 11 nuclear units in Northern Illinois and thinking that’s a good diversified business model. It’s making investments and advancing technology. It’s making investments in the wire system, keeping up with the regulatory compacts as they change, strong relationships with our regulators, with our stakeholders and it’s about creating value. As you run a company, you’re supposed to be creating value but you have to do it in a moral and an efficient way and that’s what we intend to continue to do.

Laura Monica: We know there was a significant premium for our shareholders. But can you talk a little bit, Joe, about the other value of …

Christopher Crane: Did you get that? Significant premium?

Laura Monica: We were working on a lot of messaging over the last few days.

Joseph Rigby: Yeah, Chris. I think I got it.

Laura Monica: But it wasn’t just …

Christopher Crane: It didn’t feel like the reception was significant.

Joseph Rigby: I was – I’m very pleased. My shareholders are very pleased.

Laura Monica: I think so. But we have other – you know, we have other stakeholders …

Joseph Rigby: Right.

Laura Monica: Customers and communities we serve, things such as that. And I know those were a part of the overall offer here and I wonder if you might speak to that.

Joseph Rigby: Well, actually the first time Chris and I talked he didn’t mention premium. He talked about the customer. He knows – they’ve got a big company. They’ve got – they’ve got 8 million electric customers. We’re going to be part of a company that’s going to have 10 million electric customers. They get it.

They know that to be successful in the business you’ve got to be – and to be successful in the regulatory environment you’ve got to be serving the customer well. So you know, that was – you know, that was one thing that gave me a lot of comfort, that if we were able to proceed there would be tremendous alignment around that. We – Chris was telling me that – and this did make me feel better. He was explaining to me that people think Maryland’s challenging. He said, come on out to Illinois.

And I was like, yeah, I guess, you know, all politics are local. But one of the things that he talked about was that they knew, particularly given the experience that they had with BGE that navigating through the regulatory process was not going to be easy and it was going to be – it would have to have – it would have to reflect the real show of value back to the regulators, back to the customers. Chris mentioned we were on several calls this morning. He reiterated that, you know, you’ve got to – it’s got to be a benefit to the customer and that’s the standard that our regulators will hold.

And what we announced and what Chris’ team has put on the table is a $100 million fund that our regulators – it’s in aggregate. So the regulators could kind of parse that out by the service territory. Nominally, if you look at our 2 million customers, that would equate to let’s say $50 a customer. Well, that doesn’t necessarily mean it’s going to be a bill credit. It could be investment in energy efficiency, in low income assistance, things of that nature.

Understood the importance of presence and made it very clear that we’re going to, one, keep the brand. We’re not going to something like connective power delivery. We’re going to stay Atlantic Electric, PEPCO and Delmarva. We’re going to keep the local presence. The buildings are still going to be here. We’re still going to be in this building. Made a big down payment on our focus on charitable contributions. We contributed about $5 million. He made a down payment on the next 10 years. That’s $50 million.

All of these things accrue to the benefit of our customers and to our – and to the community. So you know, I think as we step back, yes, it was a significant premium. But I think, you know, to get – to get that premium to the shareholder, we have to go through and make value to the customer. And Chris and the excellent team obviously get that.

Laura Monica: Staying with you for just a moment more, Joe, can you – obviously employees have lots of questions. You know, what’s going to happen to them, what about their jobs, their benefits and maybe this is a question maybe both of you will want to weigh in on. But you know, how would you – how might you address some of those issues for folks?

Joseph Rigby: Well, you know, this is the third time I’ve been through something like this and, you know, the prior two times my company was being acquired by another company. I have a – I think and I know Chris has this feeling, that I very much understand the emotion and the concern that people have.

It’s a – I was talking to someone the other day, that as we go through this, we’re on this edge of the valley of uncertainty and you can’t avoid the valley. You have to go through it. We’re going to get to the other side. And as the course of going through that process, we can’t just have one meeting like this. We can’t answer all of the questions you have. We’ve tried to package it so we could do this efficiently.

So we have to over-communicate. We’re going to have a channel where you can ask us questions. We’re going to post those answers on the internet. We’re going to show up and talk to you directly. We won’t have every answer because we can’t anticipate every question you could possibly answer – ask us. But we will get back to you. We need to help – my management team needs to help our 5,000 employees go through this process. There will be job impacts. It’s going to happen. It’s not a merger that takes place where there’s not some impacts to jobs.

But we have a very fair and I think balanced process that we’ll go through, make sure that people have a – as to the greatest extent we can to provide a soft landing. The way to manage through that is to communicate and just be straight up with people, just tell them the truth. And all of that’s in front of us. And the best thing we can do in the meantime is to keep the channel of communication open so people understand that their voices are being heard.

Christopher Crane: So like Joe, I’ve been through mergers a few times. And to second the point, the communications, the issues on the individual level are the ones that create the stress. The first thing that we have to do at Exelon is come and understand how Pepco Holdings operates, how the three operating companies work and then come up with the organizational design for the long run.

I’ve seen where a merger that happened between ComEd and PECO, leaders assumed they knew how companies ran and it was a – it was a pretty difficult first couple of years with the norming and the storming and we actually sent some of the assets backwards. And so, what we did with BGE and Constellation is let’s learn how everybody does business, let’s learn what’s important to each one of the operating companies and how do we maintain the efficiency that’s been put in while bringing the companies together. So that’s step one.

After we know how business is done and we start to share ideas back and forth with the business leaders on both sides, then you can come up with the best organizational design and understand the location for services or businesses to be done and what areas and then you get down to the organizational design and that’s – you try to do that as efficiently as you can but you can’t misstep one, learn how everybody does business. Going to come start that next week with Joe, spend some time and understand that every one of our utilities operates differently. And I’m okay with that.

There’s a culture, there’s a regulatory compact. There’s reasons that you don’t try to make every utility like the Stepford wives you all march in one direction. It just doesn’t work. So we’ll get on with that and we’ll figure out the organization design and then we’ll come up with the impact. There’s no promises at the beginning of this and Joe has been good to caution everybody to make sure you don’t overcommit.

The process that we used in the Constellation, BGE, Exelon merger was after we got the organization design done, then we got through a phase of self-appointing, you know, what positions were duplicated, who wanted the position, who didn’t want the position. So you go through steps like that in iterations. One thing that’s nice is we are contiguous. I got an email today from a woman that works in the PECO headquarters and wants to know if she can transfer to Delmarva. So you know, it’s going to go all different ways and everybody has different interests.

Laura Monica: Wow, that’s great.

Christopher Crane: But so that’s the process we’ll take and we will make sure that, as Joe said, we’ll communicate but we’ll also create a presence so you can see us, you’ll get to know who we are and I’ll be around and we’ll make sure our communications folks are around. It’s a better way to do it.

Laura Monica: Great. This is going to require regulatory approval obviously in all the states that we operate in. Can you talk a little bit about how the two of you see that unfolding?

Christopher Crane: So our regulatory teams will get together. They’ve already started discussion. My expectation for the regulatory teams is they have the filings ready in 30 to 45 days. Where some of these deals languish, the merger’s done, the negotiation – or the merger agreement’s done, the negotiation is done. Then you hand it to the regulatory folks and they just start. We have a starting point. We have a give that we want to suggest to the regulators. It was successful in Maryland. And we want to repeat that approach.

From there, the filings go in. The good thing about Maryland, it has a clock on all regulatory proceedings, 225 days from the filing when the expectation by the statute is that they would rule a decision. We would like to have Maryland be the pacing – the pace car there and be working in Washington, Delaware and New Jersey around the same time. It takes a lot of outreach, a lot of communication and a lot of dedication from the regulatory team. We’ve identified the key witnesses that we think should be in the filings, expert witnesses.

That work is underway and the team that just did this in Maryland is still together. So and then getting access to the Pepco regulatory team to learn Delaware, D.C. We know New Jersey. We know how to do it wrong in New Jersey. We had a failed one there with PSEG a few years back. So we can share our bad experiences too. But you learn from those. So that’s the approach.

Joseph Rigby: Laura, one thing just to – you know, Chris and I have talked about how important it is to try to move this along as quickly as we can. I mean, everyone wants to kind of get on with it. I think that it’s quite possible we could get this done in 12 months. Maybe it’ll be 12, 14 months. I think what’s also important is for us to recognize that every day in between we have a job to do. You know, we have to serve our customers. It’s easy to kind of get unfocused.

But for all of us to be successful and for us to fulfill the commitment we made yesterday, we have to manage these assets. We have to stay safe. There’s a lot that’s on our plate just to execute the plan that we have notwithstanding this. So there will be a parallel path obviously with looking at integration, looking at the regulatory strategy. But don’t in any way think that Chris or I underestimate and have put little value on what you’re going to do every day. We’re expecting to get – we have a great set of assets. We’re expecting to have a great set of assets when we get to the end of this process. So I just want to remind you that we’re open for business.

Laura Monica: Very good. W ell, as I mentioned, both these gentlemen have a pretty busy schedule today. So really the last – we’re really up at the end of the half hour and would just like to, you know, open it up for any closing comments any of you would like to make.

Christopher Crane: Well, I’m really excited about this. We talked about the industrial logic of the platforms. My background is more on the operations side than the other – the regulatory/legal side. I’ve gone through a crash course in the latter part of my career on that. But looking at this from the operations side, you see an incredible opportunity for all of us.

And I like to think of us as a learning company. I look at what you are all doing. You’re a learning organization. You’re striving to improve the customer experience while maintaining a view to the shareholder. We want to do the same exact thing. But like Joe said, we’ve got to keep our commitments in the meantime or nobody will approve it. So we’ve got to run our side of the business. You have to run your side of the business and at the end of this we hope to have a bigger, stronger company with one that shares the same values as we do today.

So you know, as Joe said, we’ve known each other for a while. He is a great guy and I look forward to going through this process and learning from Joe about the operations, the organization, how best to run this in the future and will lean on him heavily as we’ll try not to distract you in the meantime, but really are excited and looking forward to this.

Joseph Rigby: I’ll leave you with this. So Chris has been here for 30, 35 minutes and you’ve heard from him. He’s a pretty straightforward guy and I think you just saw a little glimpse of what I know to be who he is and I feel really terrific that as we move forward here, he’ll be taking the helm as our leader. So Chris, I’m very excited about being able to work with you over the next year to get all this done. So thanks for being here.

Christopher Crane: Great. Thanks, appreciate it. Thank you.

Laura Monica: Thank you very much.

Joseph Rigby: Thanks, everybody.

*****

Cautionary Statements Regarding Forward-Looking Information

Except for the historical information contained herein, certain of the matters discussed in this communication constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. Words such as “may,” “might,” “will,” “should,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future”, “potential,” “intend,” “seek to,” “plan,” “assume,” “believe,” “target,” “forecast,” “goal,” “objective,” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding benefits of the proposed merger, integration plans and expected synergies, the expected timing of completion of the transaction, anticipated future financial and operating performance and results, including estimates for growth. These statements are based on the current expectations of management of PHI and its utility subsidiaries. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. For example, (1) PHI may be unable to obtain shareholder approval required for the merger; (2) PHI or Exelon may be unable to obtain regulatory approvals required for the merger, or required regulatory approvals may delay the merger or cause the companies to abandon the merger; (3) conditions to the closing of the merger may not be satisfied; (4) an unsolicited offer of another company to acquire assets or capital stock of PHI could interfere with the merger; (5) problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected; (6) the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies; (7) the merger may involve unexpected costs, unexpected liabilities or unexpected delays, or the effects of purchase accounting may be different from the companies’ expectations; (8) the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; (9) the businesses of PHI and its utility subsidiaries may suffer as a result of uncertainty surrounding the merger; (10) PHI and its utility subsidiaries may not realize the values expected to be obtained for properties expected or required to be sold; (11) the industry may be subject to future regulatory or legislative actions that could adversely affect PHI and its utility subsidiaries; and (12) PHI and its utility subsidiaries may be adversely affected by other economic, business, and/or competitive factors. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of the combined company. Therefore, forward-looking statements are not guarantees or assurances of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Discussions of some of these other important factors and assumptions are contained in PHI’s filings with the Securities and Exchange Commission (SEC), and available at the SEC’s website at www.sec.gov, including PHI’s 2013 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data. These risks as well as other risks associated with the proposed merger will be more fully discussed in the proxy statement that PHI intends to file with the SEC and mail to its stockholders in connection with the proposed merger. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. PHI does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this communication. New factors emerge from time to time, and it is not possible for PHI to predict all such factors. Furthermore, it may not be possible to assess the impact of any such factor on PHI’s or its utility subsidiaries’ businesses (either individually or collectively) or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any specific factors that may be provided should not be construed as exhaustive.

Additional Information and Where to Find It

This communication does not constitute a solicitation of any vote or approval. PHI intends to file with the SEC and mail to its stockholders a proxy statement in connection with the proposed merger transaction. PHI URGES INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about Exelon, PHI and the proposed merger. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of PHI’s proxy statement (when it becomes available) may be obtained free of charge from Pepco Holdings, Inc., Corporate Secretary, 701 Ninth Street, N.W., Room 1300, Washington, D.C. 20068. Investors and security holders may also read and copy any reports, statements and other information filed by PHI with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Merger Solicitation

Exelon, PHI, and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Exelon’s directors and executive officers is available in its proxy statement filed with the SEC on April 2, 2014 in connection with its 2014 annual meeting of stockholders, and information regarding PHI’s directors and executive officers is available in its proxy statement filed with the SEC on March 25, 2014 in connection with its 2014 annual meeting of stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.